Exhibit 99.1

Cerus Corporation Announces Record Fourth Quarter and Full-Year 2021

Financial Results

Strong Revenue Growth Driven by U.S. Adoption of INTERCEPT Platelets

Total Revenue of $50.1 Million Grew 49% in the Fourth Quarter

Product Revenue of $39.9 Million Grew 41% in the Fourth Quarter

Reiterating Full-Year 2022 Product Revenue Guidance Range of $157-164 Million

CONCORD, CA, February 22, 2022 – Cerus Corporation (Nasdaq: CERS) today announced financial results for the fourth quarter and full year ended December 31, 2021.

Recent developments and highlights include:

•

Fourth quarter 2021 total revenue of $50.1 million, reflecting a 49% increase over the prior year period. For the full year, 2021 total revenue was $159.5 million, reflecting a 40% increase over the prior year period. Total revenue was composed of (in thousands, except %):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	Change	2021	2020	Change
Product revenue	$39,865	$28,199	41%	$130,859	$91,920	42%
Government contract revenue	10,223	5,391	90%	28,659	22,329	28%

Total revenue	$50,088	$33,590	49%	$159,518	$114,249	40%

•

As of the date of this release, the Company is reiterating its 2022 annual product revenue guidance range of $157 million to $164 million, representing a 20% to 25% increase over full-year 2021 reported product revenue.

•

This year, Cerus Corporation celebrates its 30th anniversary. Since its foundation, Cerus has recognized the critical unmet need to protect the world’s blood supply. With the INTERCEPT Blood System, Cerus hopes to continue to deliver innovative solutions in support of making safe blood products accessible globally.

•

Two of the Company’s blood center production partners, Gulf Coast Regional Blood Center and Central California Blood Center (CCBC), have recently obtained BLA approvals for the INTERCEPT Blood System for Cryoprecipitation, which is approved for the production of Pathogen Reduced Cryoprecipitated Fibrinogen Complex, or INTERCEPT Fibrinogen Complex (IFC). With these BLA approvals, the Company and these blood center production partners have the ability to sell IFC across state lines.

•	Cash, cash equivalents, and short-term investments were $129.4 million at December 31, 2021.

“2021 was a breakout year for Cerus. We solidified a leadership position in the U.S. platelet market with blood centers and their hospital customers that chose INTERCEPT platelets for their patients to comply with the FDA’s platelet bacterial safety guidance,” said William ‘Obi’ Greenman, Cerus’ president and chief executive officer. “With the INTERCEPT Blood System now established in many blood centers in the U.S., we are confident that 2022 will be another year of strong growth led by sales of INTERCEPT platelet kits. At the same time, we are excited to continue our IFC launch across the country on the heels of the recent first BLA approvals as well as collaborations with BCA and OneBlood. We look forward to continuing to expand patient access to INTERCEPT treated blood components and updating our stakeholders on our progress throughout the year.”

Revenue

Product revenue during the fourth quarter of 2021 was $39.9 million, compared to $28.2 million during the prior year period. Product revenue growth during the quarter and full year was driven by increased sales of INTERCEPT platelet kits to blood center customers across the U.S.

Fourth quarter 2021 government contract revenue was $10.2 million, compared to $5.4 million during the prior year period. Reported government contract revenue in the fourth quarter 2021 increased versus the prior year period following an agreement for allowable costs that the Company had previously been deferring. Our government contract revenue was comprised of funding associated with research and development (R&D) activities related to the INTERCEPT Blood System for Red Blood Cells as well as sponsored efforts related to the development of next-generation pathogen reduction technology to treat whole blood.

Product Gross Profit & Margin

Product gross profit for the fourth quarter 2021 was $20.4 million and, for the second consecutive quarter, was the highest in the Company’s history, increasing by $4.4 million over the prior year period. Product gross margin for the fourth quarter 2021 was 51.1% compared to 56.8% for the fourth quarter of 2020 and roughly flat compared to the second and third quarters of 2021.

Full-year 2021 product gross profit was $67.4 million and reflected growth of 33% over the prior year. Product gross margin for the full year 2021 was 51.5% compared to 55.2% for the prior year.

For both the fourth quarter and full year, the year-over-year decreases in product gross margin was anticipated. Currently, U.S. customers primarily use single dose platelet kits, which have a lower product gross margin percentage as compared to our double dose kits, which are more typically used by the Company’s international customers.

Operating Expenses

Total operating expenses for the fourth quarter of 2021 were $37.6 million compared to $35.8 million for the same period of the prior year, reflecting a year-over-year increase of 5%. For the full year, 2021 total operating expenses totaled $145.0 million, representing an increase of 10% when compared to 2020 total operating expenses of $131.4 million. On both a quarterly and full-year basis, lower R&D expenses versus the prior year periods were offset by higher commercial expenses, driven by sales incentive compensation.

Selling, general, and administrative (SG&A) expenses for the fourth quarter of 2021 totaled $22.0 million, compared to $18.7 million for the fourth quarter of 2020. For the full year 2021, SG&A expenses totaled $81.3 million, compared to $67.0 million for the full year 2020. The year-over-year increase in SG&A expenses for the fourth quarter and full year was tied to higher non-cash stock-based compensation expense, increased sales incentive costs and continued investments in the Company’s therapeutics business unit.

R&D expenses for the fourth quarter of 2021 were $15.6 million, compared to $17.1 million for the fourth quarter of 2020. For the full year, 2021 R&D expenses totaled $63.7 million, compared to $64.4 million for the full year 2020. For both the fourth quarter and full year, the Company’s R&D expenses continued to advance the Company’s key pipeline programs, including development of the Company’s LED illuminator and INTERCEPT Red Blood Cell program, but were offset by lower R&D costs versus the prior year periods as other projects reached completion.

Net Loss Attributable to Cerus Corporation

Net loss attributable to Cerus Corporation for the fourth quarter of 2021 was $9.1 million, or $0.05 per basic and diluted share, compared to a net loss attributable to Cerus Corporation of $14.4 million, or $0.09 per basic and diluted share, for the fourth quarter of 2020.

For the full year 2021, net loss attributable to Cerus Corporation was $54.4 million, or $0.32 per basic and diluted share, compared to a net loss attributable to Cerus Corporation of $59.9 million, or $0.37 per basic and diluted share for the full year 2020.

Balance Sheet & Cash Use

At December 31, 2021, the Company had cash, cash equivalents and short-term investments of $129.4 million, compared to $120.0 million at September 30, 2021, and $133.6 million at December 31, 2020.

As of December 31, 2021, the Company carried $54.7 million of notes due and a balance on its revolving line of credit of $14.7 million. The Company continues to have access to $5 million under its revolving line of credit.

For the fourth quarter of 2021, net cash used in operating activities totaled $1.2 million as compared to $8.9 million during the prior year period, continuing a trend of strong capital management as higher revenues and significant operating leverage offset investments in inventory to continue to meet growing customer demand. For the full year 2021, net cash used in operating activities totaled $33.9 million, compared with $41.8 million for the full year 2020.

Reiterating 2022 Product Revenue Guidance

The Company expects full-year 2022 product revenue will be in the range of $157-$164 million, representing strong growth of approximately 20%-25% compared to full-year 2021 product revenue of $130.9 million.

Quarterly Conference Call

The Company will host a conference call at 4:30 P.M. EDT this afternoon, during which management will discuss the Company’s financial results and provide a general business overview and outlook. To listen to the live webcast, please visit the Investor Relations page of the Cerus website at http://www.cerus.com/ir. Alternatively, you may access the live conference call by dialing (866) 235-9006 (U.S.) or (631) 291-4549 (international).

A replay will be available on Cerus’ website, or by dialing (855) 859-2056 (U.S.) or (404) 537-3406 (international) and entering conference ID number 8851919. The replay will be available approximately three hours after the call through March 8, 2022.

ABOUT CERUS

Cerus Corporation is dedicated solely to safeguarding the world’s blood supply and aims to become the preeminent global blood products company. Headquartered in Concord, California, the company develops and supplies vital technologies and pathogen-protected blood components to blood centers, hospitals, and ultimately patients who rely on safe blood. The INTERCEPT Blood System for platelets and plasma is available globally and remains the only pathogen reduction system with both CE Mark and FDA approval for these two blood components. The INTERCEPT red blood cell system is under regulatory review in Europe, and in late-stage clinical development in the US. Also in the US, the INTERCEPT Blood System for Cryoprecipitation is approved for the production of INTERCEPT Fibrinogen Complex, a therapeutic product for the treatment and control of bleeding, including massive hemorrhage, associated with fibrinogen deficiency. For more information about Cerus, visit www.cerus.com and follow us on LinkedIn.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and expected results, including statements relating to Cerus’ 2022 annual product revenue guidance, including Cerus’ expectation that 2022 will be another year of strong growth led by sales of INTERCEPT platelet kits; Cerus’ hope to continue to deliver innovative solutions in support of making safe blood products accessible globally; Cerus continuing its IFC launch across the U.S and continuing to expand patient access to INTERCEPT treated blood components; Cerus’ continuing access to $5 million under its revolving line of credit; and other statements that are not historical fact. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation: risks associated with the commercialization and market acceptance of, and customer demand for, the INTERCEPT Blood System, including the risks that Cerus may not (a) meet its 2022 annual product revenue guidance, (b) effectively continue to launch and commercialize the INTERCEPT Blood System for Cryoprecipitation, (c) grow sales globally, including in its U.S. and European markets, and/or realize expected revenue contribution resulting from its U.S. and European market agreements, (d) realize meaningful and/or increasing revenue contributions from U.S. customers in the near term or at all, particularly since Cerus cannot guarantee the volume or timing of commercial purchases, if any, that its U.S. customers may make under Cerus’ commercial agreements with these customers, (e) effectively expand its commercialization activities into additional geographies and/or (f) realize any revenue contribution from its pipeline product candidates, whether due to Cerus’ inability to obtain regulatory approval of its pipeline programs, or otherwise; risks associated with the ultimate duration and severity of the COVID-19 pandemic and resulting global economic and financial disruptions, and the current and potential future negative impacts to Cerus’ business operations and financial results such as the current and potential additional disruptions to the U.S. and EMEA blood supply resulting from the evolving effects of the COVID-19 pandemic; risks associated with Cerus’ lack of longer-term commercialization experience with the INTERCEPT Blood System for Cryoprecipitation and in the United States generally, and its ability to develop and maintain an effective and qualified U.S.-based commercial organization, as well as the resulting uncertainty of its ability to achieve market acceptance of and otherwise successfully commercialize the INTERCEPT Blood System in the United States, including as a result of licensure requirements that must be satisfied by U.S. customers prior to their engaging in interstate transport of blood components processed using the INTERCEPT Blood System; risks related to Fresenius Kabi’s efforts to assure an uninterrupted supply of platelet additive solution (PAS); risks related to how any future PAS supply disruption could affect INTERCEPT’s acceptance in the marketplace; risks related to how any future PAS supply disruption might affect current commercial contracts; risks related to Cerus’ ability to demonstrate to the transfusion medicine community and other health care constituencies that pathogen reduction, including IFC for the treatment and control of bleeding, and the INTERCEPT Blood System is safe, effective and economical; risks related to the uncertain and time-consuming development and regulatory process, including the risks that (a) Cerus may be unable to comply with the FDA’s post-approval requirements for the INTERCEPT Blood System, including by successfully completing required post-approval studies, which could result in a loss of U.S. marketing approval(s) for the INTERCEPT Blood System, (b) manufacturing site Biologics License Applications necessary for Cerus to more broadly distribute the INTERCEPT Blood System for Cryoprecipitation may not be obtained in a timely manner or at all, and (c) Cerus may be unable to obtain the requisite regulatory approvals to advance its pipeline programs and bring them to market in a timely manner or at all; risks related to product safety, including the risk that the septic platelet transfusions may not be avoidable with the INTERCEPT Blood System; risks related to adverse market and economic conditions, including continued or more severe adverse fluctuations in foreign exchange rates and/or continued or more severe weakening in economic conditions resulting from the evolving effects of the COVID-19 pandemic or otherwise in the markets where Cerus currently sells and is anticipated to sell its products; Cerus’ reliance on third parties to market, sell, distribute and maintain its products; Cerus’ ability to maintain an effective, secure manufacturing supply chain, including the risks that (a) Cerus’ supply chain could be negatively impacted as a result of the evolving effects of the COVID-19 pandemic, (b) Cerus’ manufacturers could be unable to comply with extensive FDA and foreign regulatory agency requirements, and (c) Cerus may be unable to maintain its primary kit manufacturing agreement and its other supply agreements with its third party suppliers; Cerus’ ability to identify and obtain additional partners to manufacture the INTERCEPT Blood System for Cryoprecipitation; risks associated with Cerus’ ability to access additional funds under its revolving line of credit and to meet its debt service obligations, and its need for additional funding; the impact of legislative or regulatory healthcare reforms that may make it more difficult and costly for Cerus to produce, market and distribute its products; risks related to future opportunities and plans, including the uncertainty of Cerus’ future capital requirements and its future revenues and other financial performance and results, as well as other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including under the heading “Risk Factors” in Cerus’ Quarterly Report on Form 10-Q, filed with the SEC on November 2, 2021, and future filings and reports by Cerus, including Cerus’ Annual Report on Form 10-K for the year ended December 31, 2021. In addition, to the extent that the COVID-19 pandemic adversely affects Cerus’ business and financial results, it may also have the effect of heightening many of the other risks and uncertainties described above. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Contact:

Matt Notarianni – Senior Director, Investor Relations

Cerus Corporation

925-288-6137

Supplemental Tables

	Three Months Ended December 31, 2021 vs. 2020	Twelve Months Ended December 31, 2021 vs. 2020
Platelet Kit Growth
U.S.	138%	130%
International	-4%	2%
Worldwide	63%	60%
Change in Calculated Number of Treatable Platelet Doses*
U.S.	132%	126%
International	-4%	3%
Worldwide	52%	51%

*	Dose treatable calculation based on the number of kits sold and the product configuration (single, double, and triple dose kits)

CERUS CORPORATION

REVENUE BY REGION

(in thousands, except percentages)

	Three Months Ended				Twelve Months Ended
	December 31,		Change		December 31,		Change
	2021	2020	$	%	2021	2020	$	%
North America	$23,797	$11,438	$12,359	108%	$68,968	$32,380	$36,588	113%
Europe, Middle East and Africa	15,651	16,217	(566)	-3%	60,124	57,427	2,697	5%
Other	417	544	(127)	-23%	1,767	2,113	(346)	-16%

Total product revenue	$39,865	$28,199	$11,666	41%	$130,859	$91,920	$38,939	42%

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Product revenue	$39,865	$28,199	$130,859	$91,920
Cost of product revenue	19,475	12,179	63,475	41,157

Gross profit on product revenue	20,390	16,020	67,384	50,763

Government contract revenue	10,223	5,391	28,659	22,329

Operating expenses:
Research and development	15,572	17,061	63,691	64,410
Selling, general and administrative	22,003	18,691	81,288	67,015

Total operating expenses	37,575	35,752	144,979	131,425

Loss from operations	(6,962)	(14,341)	(48,936)	(58,333)
Total non-operating (expense) income, net	(2,088)	52	(5,121)	(1,240)

Loss before income taxes	(9,050)	(14,289)	(54,057)	(59,573)
Provision for income taxes	71	92	319	284

Net loss	(9,121)	(14,381)	(54,376)	(59,857)

Net loss attributable to noncontrolling interest	(2)	—	(2)	—

Net loss attributable to Cerus Corporation	$(9,119)	$(14,381)	$(54,374)	$(59,857)

Net loss per share attributable to Cerus Corporation:
Basic and diluted	$(0.05)	$(0.09)	$(0.32)	$(0.37)
Weighted average shares outstanding:
Basic and diluted	173,096	167,372	171,279	163,949

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(in thousands)

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$48,759	$36,594
Short-term investments	80,600	97,000
Accounts receivable	25,129	21,166
Current inventories	26,793	23,254
Prepaid and other current assets	5,821	5,417

Total current assets	187,102	183,431
Non-current assets:
Property and equipment, net	12,208	13,867
Goodwill	1,316	1,316
Operating lease right-of-use assets	12,971	13,122
Restricted cash and other assets	23,902	9,679

Total assets	$237,499	$221,415

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$61,281	$48,966
Debt – current	14,697	8,516
Operating lease liabilities – current	1,905	1,915
Deferred product revenue – current	673	577

Total current liabilities	78,556	59,974
Non-current liabilities:
Debt – non-current	54,724	39,588
Operating lease liabilities – non-current	16,260	16,873
Other non-current liabilities	2,342	1,174

Total liabilities	151,882	117,609

Total Cerus Corporation stockholders’ equity	84,619	103,806

Noncontrolling interest	998	—

Total liabilities and stockholders’ equity	$237,499	$221,415